SEC FILE NUMBER 000-51093
                                                        CUSIP NUMBER 487169 10 4

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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
(Check one): [_]Form 10-K   [_]Form 20-F   [_]Form 11-K   [X] Form 10-Q   [_]Form N-SAR   [_] Form N-CSR
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For Period Ended:        December 31, 2004
                   -------------------------------

[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                           -------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

       Kearny Financial Corp.
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Full Name of Registrant


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Former Name if Applicable

120 Passaic Avenue
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Address of Principal Executive Office (Street and Number)

Fairfield, New Jersey 07004
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

 X        (b)  The subject annual report,  semi-annual report, transition report
---            on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Securities and Exchange Commission declared the registrant's Registration Statement on Form S-1 effective on December 28, 2004. The registrant is in the final stages of the subscription period and is not yet a publicly traded company.

The Report on Form 10-Q for the quarter ended December 31, 2004 updates the September 30, 2004 financial information shown in the prospectus. As a first time filer, the registrant requires additional time to file the December 31, 2004 10-Q.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  William C. Ledgerwood                 973            244-4025
-----------------------------       -----------   ------------------
(Name)                              (Area Code)   (Telephone Number)
SVP and Treasurer, Chief Accounting Officer

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).                                   Yes  X   No
                                                                   ---     ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                  Yes      No  X
                                                                   ---     ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                             Kearny Financial Corp.
                  --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       February 14, 2005                By /s/ William C. Ledgerwood
                                               ---------------------------------
                                               William C. Ledgerwood
                                               Senior Vice President, Treasurer
                                                 and Chief Accounting Officer